World Funds Trust 485BPOS

Exhibit 99(h)(17)

AMENDMENT TO THE

FUND SUB-ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT (the “Amendment”) to the Fund Sub-Administration Agreement dated March 27, 2024 (the “Agreement”) is made and entered into as of the last day written in the signature block (the “Effective Date”) by and between WORLD FUNDS TRUST, a Delaware statutory trust (the “Trust”), COMMONWEALTH FUND SERVICES, INC, a Virginia corporation (the “Administrator”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”).

WHEREAS, parties have entered into the Agreement;

WHEREAS, the parties desire to amend Exhibit A of the Agreement to add T-Rex 2X Long Ether Daily Target ETF and T-Rex 2X Inverse Ether Daily Target ETF; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	As of the Effective Date, Exhibit A of the Agreement is hereby superseded and replaced in its entirety with the Exhibit A attached hereto.

2.	Except to the extent amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

WORLD FUND TRUST	U.S. BANCORP FUND SERVICES, LLC

By:	By:
Name:	David A. Bogaert	Name:	Gregory Farley
Title:	President	Title:	Sr. Vice President
Date:	August 12, 2024	Date:	August 13, 2024

Exhibit A
Fund Administration Servicing Agreement

Separate Series of World Funds Trust

Name of Series

T-Rex 2X Long Bitcoin Daily Target ETF
T-Rex 2X Inverse Bitcoin Daily Target ETF
T-Rex 2X Long Ether Daily Target ETF
T-Rex 2X Inverse Ether Daily Target ETF

2